Exhibit 10.19

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of June 9, 2015 is made by and between Immucor, Inc., a Georgia corporation (the “Company”), IVD Holdings Inc., a Delaware corporation (“Parent”) and Jeffrey R. Binder (the “Executive”).

WHEREAS, the Company desires that the Executive serve the Company as its Chief Executive Officer, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.     Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 23.

2.     Term. The initial term of employment (the “Initial Term”) under this Agreement shall be for a one-year period commencing on June 29, 2015 (the “Effective Date”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on each anniversary of the Effective Date, unless and until the Company or Executive provides written notice to the other party in accordance with Section 10 hereof not less than 90 days before the applicable anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of this Agreement shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.” The Employment Period will terminate on the Date of Termination, whether due to a Non-Renewal or a termination of the Executive’s employment pursuant to Section 8 prior to the end of the Initial Term or Extended Term, as applicable.

3.     Position and Duties. During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company and Parent. In such capacities, the Executive shall report to the Board (or, if the Company becomes a subsidiary of a different entity, the board of directors of the Company’s ultimate parent company). During the Employment Period, the Executive shall have the powers and authority customarily exercised by individuals serving as chief executive officer of a company of the size and nature of the Company. In addition, the Executive shall be appointed as a member of the Board. During the Employment Period, the Board shall nominate the Executive for re-election to the Board at the annual meeting(s) that the Executive’s position is up for re-election in the ordinary course. The Executive shall devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company; provided that the Executive shall be entitled to serve as a member of the board of directors of another company approved by the Board, to serve on civic, charitable, educational, religious, public interest or public service boards approved by the Board, and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not, individually or in the aggregate, materially interfere with the performance of the Executive’s duties and responsibilities hereunder. Notwithstanding anything herein to the contrary, the Executive shall also be entitled to serve as a senior adviser to TPG and on the boards of directors (or similar governing bodies) of portfolio companies controlled by TPG during the Employment Period, and after the Employment Period the Executive may work on behalf of TPG on such business activities as are determined by TPG, and, in each case, such service shall not be treated as a breach of this Section 3 or Section 7(d) below.

4.     Place of Performance. During the Employment Period, the Executive shall be based primarily at the principal executive offices of the Company in Norcross, Georgia, except for reasonable travel on the Company’s business consistent with the Executive’s position.

5.     Compensation and Benefits.

(a)     Base Compensation. During the Employment Period, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $800,000 per year. The Base Salary shall be reviewed for increase by the Company no less frequently than annually and shall be increased in the discretion of the Company and any such adjusted Base Salary shall constitute “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b)     Annual Bonus. The Executive shall be given the opportunity to earn an annual incentive bonus for each fiscal year that ends during the Employment Period in accordance with the annual bonus plan generally applicable to the Company’s executive officers, as the same may be in effect from time to time (the “Annual Plan”); provided that the Executive’s bonus for the fiscal year beginning June 1, 2015 shall be pro rated to reflect the number of days during such fiscal year during which the Executive was employed by the Company. The Executive’s target annual incentive bonus opportunity under the Annual Plan shall be no less than 100% of the Executive’s Base Salary for on-target performance with the possibility of exceeding 100% for high achievement. The actual amount payable to the Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of Company or individual performance objectives established in accordance with the Annual Plan by the Board or the compensation committee of the Board (or its successor committee) (the “Compensation Committee”). Any bonus payable pursuant to this Section 5(b) shall be paid at the same time annual bonuses are payable to other officers of the Company in accordance with the terms of the Annual Plan, but in all events within two and one-half months following the end of the fiscal year to which it relates. Notwithstanding anything herein to the contrary, except as set forth in clause (ii) of the definition of “Accrued Benefits,” the Executive must be employed by the Company on the date the annual incentive bonus is paid in order to receive such bonus.

(c)     Equity Incentive Awards. As soon as reasonably practicable after the Effective Date, the Executive will receive (i) a one-time nonrecurring grant of options (the “Options”) to purchase shares of common stock (“Shares”) of Parent, with each Option having an exercise price equal to the fair market value of a Share on the date of grant and (ii) a one-time nonrecurring grant of restricted stock units (the “RSUs”). The terms and conditions governing all aspects of the Options and RSUs shall be provided in the Plan and in the applicable award agreements, in the forms attached as Exhibit B and Exhibit C hereto.

(d)     Vacation; Benefits. During the Employment Period, the Company shall provide to the Executive employee benefits and perquisites on a basis that is no less favorable than that provided to other senior officers of the Company, including participation in the Company’s deferred compensation plan (if any), as in effect from time to time. Subject to the terms of this Agreement, all benefits are provided at the Company’s sole discretion. Subject to the terms of this Agreement, the Company shall have the right to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

(e)     Reimbursement for Monthly Travel Expenses. During the Employment Period, the Company shall arrange, at its expense, for the Executive to fly roundtrip first class twice per month to and from the Company’s headquarters (or such other location as the Company may reasonably specify) and any place specified by the Executive within the United States. The Company shall not gross up the Executive for taxes incurred in connection with these benefits, which shall be calculated in accordance with applicable law; provided, however, that if the income imputed in connection with the Executive’s commercial flight is greater than the amount that would have been imputed to the Executive if he had used a Company-operated aircraft (if any), the Company shall gross up the Executive for taxes incurred on the amount by which Executive’s income imputed in connection with the commercial flight exceeds the income that would have been imputed to the Executive if he had used a Company-operated aircraft. Any gross-up payment required to be paid by the Company under this Section 5(e) shall be paid by the Company to the Executive as soon as administratively practicable following the Company’s receipt of a detailed accounting of (i) any such excess income imputed to the Executive as described in the preceding sentence and (ii) the taxes payable by the Executive as a result thereof, but in no event later than the last day of the calendar year immediately following the calendar year in which the Executive first remits the taxes to which the gross-up payment relates. Notwithstanding anything to the contrary contained herein, the Company’s incremental costs associated with extending these benefits to the Executive shall not exceed $100,000 in any 12-month period. For purposes of applying this limitation, the Company’s incremental cost for (a) commercial flights shall be the cost of the Executive’s first class ticket and (b) flights on Company-operated aircraft (if any) shall be the incremental per-hour cost associated with the Executive’s flight(s) and other incremental costs related to such flights, such as landing fees, transportation and housing costs of aircrew and other similar costs.

(f)     Monthly Living Stipend. During the Employment Period, the Company shall pay the Executive a monthly living stipend of $5,000 per month, with each payment made not later than the end of the month to which it relates.

(g)     Moving Expenses. The Company shall promptly reimburse the Executive for all reasonable and customary relocation expenses that would be payable under a customary relocation expense policy for senior executives (“Relocation Expenses”) such as the Executive, with respect to expenses that he incurs during the Employment Period as a direct result of his relocation to a location within reasonable commuting distance of the Company’s executive offices in the greater Atlanta, Georgia area (“Atlanta”), such as house-hunting visits to Atlanta for the Executive as reasonably necessary or desirable; the cost of packing and moving the Executive’s household goods and the moving of automobiles to the Executive’s place of accommodation in Atlanta; the cost of temporary storage of the Executive’s household goods for a reasonable period of time; reasonable closing costs on a new primary residence in a reasonable commuting distance from the Company’s executive offices in Atlanta; and airfare to Atlanta for all members of the Executive’s immediate family. For avoidance of doubt, such reimbursable Relocation Expenses will not include payment of any losses in connection with any capital transaction, such as the sale of a home. In the event that any of the payments or benefits due to the Executive under this Section 5(g) are taxable to the Executive, the Company shall promptly make additional “gross up” payments to the Executive sufficient to cover such additional taxes (including taxes on the gross-up). The Company shall pay the Executive any amounts due to him under this Section 5(g) within thirty (30) days after submission of written documentation substantiating such amounts, but no later than December 31 of the year following the year in which they were incurred, and payment thereof shall be administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(h)     Legal Fees. Within ten (10) business days of the Effective Date, the Company shall pay or reimburse the Executive for any and all reasonable attorneys’ fees and related costs paid in connection with his negotiation and execution of this Agreement and all related agreements, up to a maximum amount of $30,000.

6.     Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Company shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses. The parties hereby agree that the Executive shall be entitled to use any Company-operated aircraft (if any) at the Executive’s reasonable discretion for business purposes; provided that nothing herein shall be construed as obligating the Company to own or operate any aircraft.

7.     Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Company’s affairs and business and the affairs and business of the Company’s Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Company and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company and its Affiliates:

(a)     Non-Disclosure. During the Executive’s employment with the Company and thereafter, the Executive will not use, disclose or transfer any Company Confidential Information other than as authorized in writing by the Company or within Executive’s good faith interpretation of the scope of the Executive’s duties. Without limiting the generality of the foregoing, the Executive expressly agrees that he will not during the Employment Period or thereafter share Company Confidential Information with TPG other than such information as is shared with representatives of TPG serving as members of the Board (or their designees). Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; provided, however, that Executive agrees to provide prompt notice to the Company of any such required disclosure, and further agrees to provide the Company a reasonable opportunity to seek protection of such Company Confidential Information prior to any such disclosure; or (ii) to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 7(a).

(b)     Materials. The Executive will not remove any Company Confidential Information or any other property of the Company or any of its Affiliates from the Company’s premises or make copies of such materials except for normal and customary use in the Company’s business. The Company acknowledges that the Executive, in the ordinary course of his duties, routinely uses and stores Company Confidential Information at home and other locations. The Executive will not save or store any Company Confidential Information on any systems (whether electronic or otherwise) maintained, operated by or established for the benefit of TPG other than Company systems (whether electronic or otherwise). The Executive will return to the Company all Company Confidential Information and copies thereof and all other property of the Company or any of its Affiliates at any time upon the request of the Company and in any event promptly upon termination of Executive’s employment. The Executive agrees to use reasonable best efforts to identify and return to the Company any copies of any Company Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature (including diaries and calendars), information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

(c)     No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not, and shall not assist any other Person to, solicit, entice, persuade or induce any individual who is employed by, or engaged as an independent contractor to provide substantial services for, the Company or any of its Affiliates (or who was so employed or engaged within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or engagement or to become employed or engaged by or enter into contractual relations with any other individual or entity other than the Company or any of its Affiliates, and the Executive shall not, directly or indirectly, hire, or participate in the hiring, as an employee, consultant or otherwise, any such Person.

(d)     Non-Competition.

(i)     During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Company or any of its Affiliates, or any Person who was a client or customer within 180 days prior to Executive’s action, to terminate, reduce or alter in a manner adverse to the Company, any existing business arrangements with the Company or any of its Affiliates, to transfer existing business from the Company or any of its Affiliates to any other Person or to conduct with any other Person any business or activity that such client or customer conducts or could conduct with the Company or any of its Affiliates, (B) provide services in any capacity to any entity that competes with the Company or its Affiliate in the United States or any other jurisdiction in which the Executive has any responsibility during his employment hereunder (collectively, the “Restricted Area”) (or, with respect to the portion of the Non-Compete Period that follows termination of the Executive’s employment, any product or service provided by the Company or its Affiliates within the two years prior to the termination of Executive’s employment) anywhere in the Restricted Area or (C) own an interest in any entity described in subsection (B) immediately above; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 2% of the voting power of such entity. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non Compete Period, he will provide a copy of this Agreement to such entity and acknowledge, to the Company in writing, that he has done so. Notwithstanding the foregoing, nothing in this Section 7 shall prevent the Executive from providing services to a division or a subsidiary of an entity that does not compete with the Company or any of its Affiliates and that does not provide products or services competitive with products or services provided by the Company or any of its Affiliates even if other divisions or subsidiaries of that entity compete with the Company so long as the Executive does not participate in the business of or have any managerial or supervisory authority with respect to such competitive division or subsidiary. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. The Executive further covenants that he shall not challenge the reasonableness of any of the covenants set forth in this Section 7, but reserves the right to challenge the Company’s interpretation of such covenants.

(ii)     If the restrictions contained in Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 7 shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e)     Publicity. During the Employment Period, the Executive hereby grants to the Company the right to use, in a reasonable and appropriate manner, the Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Company or any of its Affiliates.

(f)     Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates during the Employment Period shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(g)     Conflicting Obligations and Rights. The Executive represents and warrants that he is not subject to any court order, agreement or contractual commitment that prevents or in any way limits his ability to fully discharge his duties and responsibilities hereunder and that he is not in possession of any confidential or proprietary information of another Person that will be used in connection with the discharge of his duties hereunder. The Executive acknowledges and agrees that the accuracy of the foregoing representation and warranty is a condition precedent to the enforceability of the Company’s obligations hereunder.

(h)     Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Company and its Affiliates will be irreparably injured, the full extent of the damages to the Company and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. So that the Company may enjoy the full benefit of the covenants contained in this Section 7, the Executive further agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by him of any of the covenants contained in this Section 7. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 7. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the Executive’s employment relationship with the Company or any of its Affiliates, shall operate to excuse the Executive from the performance of his obligations under this Section 7.

8.     Termination of Employment. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)     Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(b)     By the Company. The Company may terminate the Executive’s employment for:

(i)     Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 90 consecutive days or 180 non-consecutive days in any 24-month period and which qualified Executive for long term disability coverage under applicable Company disability plans (a “Disability”);

(ii)     Cause. The Company may terminate the Executive’s employment for Cause as defined herein; or

(iii)     Without Cause. The Company may terminate the Executive’s employment without Cause at any time upon not less than 90 days notice to the Executive. The Company’s Non-Renewal of the Initial Term or the Extended Term shall constitute a termination of the Executive’s employment by the Company without Cause.

(c)     By the Executive. The Executive may terminate his employment with or without Good Reason upon not less than 90 days notice to the Company. The Executive’s Non-Renewal of the Initial Term or the Extended Term shall constitute a termination of employment by the Executive without Good Reason, and the Executive’s notice of Non-Renewal pursuant to Section 2 hereof shall constitute notice of the Executive’s termination of his employment for purposes of this Section 8(c). During this 90-day notice period, the Company may, without breaching this Agreement or constituting Good Reason or a Termination without Cause, relieve the Executive of his positions, titles, duties and responsibilities and direct the Executive to cease appearing on Company property. In addition, upon delivery of such Notice of Termination by the Executive, the Executive shall be deemed to have resigned as a member of the Board.

(d)     Notice of Termination. Any termination of the Employment Period, other than pursuant to the Executive’s death, shall be effected by delivery to the other party of a notice of termination (a “Notice of Termination”) from the party terminating the Employment Period.

(e)     Other Resignations. Upon any termination of the Executive’s employment, he shall automatically resign, and shall automatically be deemed to have resigned, from all positions with the Company and its Affiliates, including his position as a member of the Board as of the date of such termination.

9.     Compensation Upon Termination.

(a)     Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Upon the Executive’s death, the Company shall pay or provide the following: (i) the Company shall pay to the Executive’s legal representative or estate, as applicable, the Executive’s unpaid Base Salary due through the Executive’s Date of Termination within thirty (30) days of the Date of Termination; (ii) the Company shall pay to the Executive’s legal representative or estate, as applicable, a pro rated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the average of (x) the annual incentive bonus under the Annual Plan earned by the Executive for the fiscal year immediately preceding the fiscal year that contains the Date of Termination (or, if the Executive dies during the fiscal year in which his employment with the Company commences, the Executive’s target annual incentive bonus under the Annual Plan for such fiscal year) and (y) the annual incentive bonus under the Annual Plan the Executive would have received for the fiscal year that contains the Date of Termination if his employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year; and (iii) the Company shall pay, at the time when such payments are due (or, with respect to Accrued Benefits that are not otherwise payable at a specified time, within thirty (30) days of the Date of Termination), to the Executive’s legal representative or estate, as applicable, the Accrued Benefits and the rights of the Executive’s legal representative or estate with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. The total amount of the pro rated bonus described in clause (ii) of the preceding sentence will be paid in a lump sum at the time the Company pays annual incentive bonuses under the Annual Plan to its similarly situated active employees for the fiscal year that contains the Date of Termination, but in all events within two and one-half months following the end of the fiscal year to which it relates. Except as set forth herein, the Company shall have no further obligation to the Executive under this Agreement.

(b)     Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(b)(i), (i) the Company shall pay to the Executive or the Executive’s legal representative, as applicable, the Executive’s unpaid Base Salary due through the Executive’s Date of Termination within thirty (30) days of the Date of Termination, (ii) the Company shall pay to the Executive or the Executive’s legal representative, as applicable, a pro rated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the average of (x) the annual incentive bonus under the Annual Plan earned by the Executive for the fiscal year immediately preceding the fiscal year that contains the Date of Termination (or, if such termination occurs during the fiscal year of the Company in which the Executive’s employment commences, the Executive’s target annual incentive bonus under the Annual Plan for such fiscal year) and (y) the annual incentive bonus under the Annual Plan the Executive would have received for the fiscal year that contains the Date of Termination if his employment had not been terminated, as determined by the Board based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year; and (iii) the Company shall pay to the Executive or the Executive’s legal representative, as applicable, at the time when such payments are due (or, with respect to Accrued Benefits that are not otherwise payable at a specified time, within thirty (30) days of the Date of Termination), the Accrued Benefits and the rights of the Executive or the Executive’s legal representative, as applicable, with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. The total amount of the pro rated bonus described in clause (ii) of the preceding sentence will be paid in a lump sum at the time the Company pays annual incentive bonuses under the Annual Plan to its similarly situated active employees for the fiscal year that contains the Date of Termination, but in all events within two and one-half months following the end of the fiscal year to which it relates. Except as set forth herein, the Company shall have no further obligation to the Executive under this Agreement.

(c)     Certain Terminations by the Company or Voluntarily by the Executive. If, during the Employment Period, the Company terminates the Executive’s employment for Cause at any time or the Executive voluntarily terminates his employment other than for Good Reason at any time, the Company shall pay to the Executive the Executive’s unpaid Base Salary due through the Date of Termination within thirty (30) days of the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due (or, with respect to Accrued Benefits that are not otherwise payable at a specified time, within thirty (30) days of the Date of Termination), and the Executive’s rights with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

(d)     Certain Terminations by the Company Other Than For Cause, Death or Disability, or by the Executive, Prior to a Change of Control. If the Company terminates the Executive’s employment during the Employment Period other than for Cause or due to the Executive’s death or Disability, or if Executive terminates the Executive’s employment during the Employment Period for Good Reason (and his employment could not be terminated by the Company for Cause at such time), in either case at any time other than during the two year period following a Change of Control, then, subject to Section 9(h) below:

(i)     the Executive shall be entitled to an amount equal to (A) two (2) times the Executive’s Base Salary in effect at the Date of Termination (the “Base Component”) plus (B) two (2) times the amount equal to the average of (x) the actual annual incentive bonus earned by the Executive with respect to the immediately preceding fiscal year (or, if such termination occurs during the fiscal year of the Company in which the Executive’s employment commences, the Executive’s target annual incentive bonus under the Annual Plan for such fiscal year) and (y) the Executive’s target annual incentive bonus under the Annual Plan for the Company’s fiscal year that contains the Date of Termination if his employment had not been terminated (the “Bonus Component”, and together with the Base Component, the “Severance Benefit”). The total amount of the Severance Benefit will be paid in equal, ratable installments in accordance with the Company’s regular payroll policies over the course of the Non-Compete Period;

(ii)     the Executive shall be entitled to a pro rated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the annual incentive bonus under the Annual Plan the Executive would have received for the fiscal year that contains the Date of Termination if his employment had not been terminated, as determined by the Board or the Compensation Committee based on the Company’s performance to the Date of Termination extrapolated through the end of such fiscal year. The total amount of the pro rated bonus described in the preceding sentence will be paid in a lump sum at the time the Company pays annual incentive bonuses under the Annual Plan for such fiscal year to its similarly situated active employees, but in all events within two and one-half months following the end of the fiscal year to which it relates;

(iii)     If the Executive is eligible for and elects continuation coverage pursuant to COBRA (with respect to the Executive and/or the Executive’s dependents who are eligible to elect COBRA under the Company’s group health plan(s) as a direct result of the Executive’s termination of employment), the Company shall pay (as of the first of each applicable month) the premiums for such coverage (or reimburse the Executive for such premiums), in each case, on an after-tax basis and to the extent that it would not result in additional taxes or penalties to the Company under applicable law (provided that in such case the parties shall discuss in good faith alternative arrangements), until the earlier to occur of (x) the end of the Non-Compete Period or (y) the date the Executive becomes eligible for coverage under another group health plan;

(iv)     The Company shall pay to the Executive, at the time when such payments are due (or, with respect to Accrued Benefits that are not otherwise payable at a specified time, within thirty (30) days of the Date of Termination), the Accrued Benefits and the Executive’s unpaid Base Salary due through the Executive’s Date of Termination within thirty (30) days of the Date of Termination; and

(v)     The rights of the Executive with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

(e)     Certain Terminations by the Company Other Than For Cause, Death or Disability, or by the Executive, Following a Change of Control. If the Company terminates the Executive’s employment during the Employment Period other than for Cause or due to the Executive’s death or Disability, or if Executive terminates the Executive’s employment during the Employment Period for Good Reason (and his employment could not be terminated by the Company for Cause at such time), in each case within the two-year period following a Change of Control, then, subject to Section 9(h) below:

(i)     Executive shall be entitled to an amount equal to (A) two (2) times the Executive’s Base Salary in effect at the Date of Termination plus (B) two (2) times the Executive’s target annual incentive bonus under the Annual Plan for the fiscal year that contains the Date of Termination (the “Change of Control Severance Benefit”). To the extent that the Change of Control qualifies as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of U.S. Treasury Department Regulation Section 1.409A-3(i)(5), the total amount of the Change of Control Severance Benefit will be paid in a lump sum as soon as administratively practicable following the Date of Termination and, in all other circumstances, the total amount of the Change of Control Severance Benefit will be paid in equal, ratable installments in accordance with the Company’s regular payroll policies over twenty four (24) months;

(ii)     Executive shall be entitled to a pro rated portion (based on the percentage of the Company’s fiscal year preceding the Executive’s Date of Termination) of the Executive’s target annual incentive bonus under the Annual Plan for the fiscal year that contains the Date of Termination. The total amount of the pro rated bonus described in the preceding sentence will be paid in a lump sum at the time the Company pays annual incentive bonuses under the Annual Plan for such fiscal year to its similarly situated active employees but in all events within two and one-half months following the end of the fiscal year to which it relates;

(iii)     If the Executive is eligible for and elects continuation coverage pursuant to COBRA (with respect to the Executive and/or the Executive’s dependents who are eligible to elect COBRA under the Company’s group health plan(s) as a direct result of the Executive’s termination of employment), the Company shall pay (as of the first of each applicable month) the premiums for such coverage (or reimburse the Executive for such premiums), in each case, on an after-tax basis and to the extent that it would not result in additional taxes or penalties to the Company under applicable law, until the earlier to occur of (x) the end of the Non-Compete Period or (y) the date the Executive becomes eligible for coverage under another group health plan;

(iv)     The Company shall pay to the Executive, at the time when such payments are due (or, with respect to Accrued Benefits that are not otherwise payable at a specified time, within thirty (30) days of the Date of Termination), the Accrued Benefits and the Executive’s unpaid Base Salary due through the Executive’s Date of Termination within thirty (30) days of the Date of Termination; and

(v)     The rights of the Executive with respect to any equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement, provided that Executive shall be entitled to immediate vesting in full of any unvested options held by him as of the Date of Termination.

(f)     Delay in Payments. Notwithstanding the preceding provisions or any provision in this Agreement to the contrary, all payments pursuant hereto are intended to comply with, or be exempt from, Section 409A of the Code and the guidance thereunder, and this Agreement shall be construed accordingly. To the extent that compliance with Section 409A(a)(2)(B) of the Code would require any payment otherwise provided for by this Agreement to be delayed for six months following the Executive’s Date of Termination, such payment shall be made as soon as administratively practicable on the first business day after the end of such six-month period (or, if earlier, upon the Executive’s death).

(g)     Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Company of the Executive’s employment shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 9(d) or 9(e), as applicable (the “Severance Payments”), shall constitute liquidated damages for any such termination.

(h)     Full Discharge of Company Obligations. In the event of any breach of this Agreement by the Company, the Executive shall be entitled to the lesser of (i) the amount of damages incurred by the Executive as a direct result of each breach and (ii) the Severance Payments the Executive would be entitled to under Section 9(d) or 9(e), as applicable, if his employment were terminated thereunder. The amounts payable to Executive following termination of the Employment Period or upon or any actual or constructive termination of the Executive’s employment pursuant to this Section 9 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its Affiliates, and Executive acknowledges that such amounts are fair and reasonable, and his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder. Payment of any Severance Payment pursuant to Section 9(d) or 9(e), as applicable, shall be conditioned upon (x) Executive’s execution of a release in a form substantively identical in terms to the form attached as Exhibit A not later than forty-five (45) days following the Date of Termination and non-revocation of such release within seven (7) days of its execution and (y) Executive’s continued compliance with the provisions set forth in Section 7 hereof. Notwithstanding anything herein to the contrary, to the extent any Severance Payment would otherwise be payable hereunder prior to the time such release becomes fully effective, it shall instead be paid in arrears on the first regularly scheduled payroll date that follows such seven (7)-day revocation period; provided that in the case of any Severance Payment that is subject to Section 409A of the Code, if the Executive’s timing of execution and non-revocation of such release could result in the Severance Payment being made in one of two taxable years of the Executive, such Severance Payment shall be paid in arrears on the first regularly scheduled payroll date in the later of the two taxable years.

(i)     Section 409A.

(i)     To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(i).

(ii)     Notwithstanding anything herein to the contrary, to the extent any payment or benefit that would be provided hereunder constitutes “deferred compensation” under Section 409A of the Code and is contingent on a termination of the Executive’s employment for any reason, such payment or benefit will only be provided to the Executive if the Executive experiences a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) (after giving effect to the presumptions contained therein).

(iii)      Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iv)     The Executive’s right to all taxable reimbursements hereunder shall be subject to the following additional rules: (x) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (y) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (z) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

10.     Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid or delivered by overnight air courier addressed as follows:

(i)            If to the Company, to:

Immucor, Inc.

3130 Gateway Drive

P.O. Box 5625

Norcross, GA 30091-5625

Attn: General Counsel

with a copy to:

Loretta Richard

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

If to Parent:

IVD Holdings Inc.

c/o Immucor, Inc.

3130 Gateway Drive

P.O. Box 5625

Norcross, GA 30091-5625

Attn: General Counsel

with a copy to:

Loretta Richard

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, MA 02199

(ii)     If to the Executive, to the address last shown on the Company’s Records.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.     Indemnification. The Company agrees during and after Executive’s employment to indemnify and hold harmless Executive to the fullest extent provided by the Company’s by-laws or other organizational documents for actions or inactions of Executive as an officer, director, employee or agent of the Company or any Affiliate or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to use commercially reasonable efforts to provide Executive with customary directors’ and officers’ liability insurance coverage both during and after Executive’s employment, with regard to matters occurring during employment, or while serving as a director of the Company or any Affiliate, which coverage will be at a level at least equal to the greatest level being maintained at such time for any current officer or director and shall continue until such time as suits can no longer be brought against Executive as a matter of law. Executive will also be entitled to advancement of expenses in connection with any claim in the same manner and to the same extent, if any, and subject to the same procedural and other requirements,  to which any other officer or independent director of the Company or its Affiliates is entitled.

12.     Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.     Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Company (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement is more favorable to the Executive.

14.     Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9, 10, 11, 12, 13, 14, 15, 16, 18, 19, 21, 22 and 23 hereof shall survive the termination of employment of the Executive.

15.     Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16.     Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17.     Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18.     Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19.     Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Georgia (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). Except as otherwise provided in Section 7(g), each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Georgia or the United States District Court for the Northern District of Georgia and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing (but subject to Section 7(g)), each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or Executive’s employment by the Company or any of its Affiliates, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Georgia, the court of the United States of America for the Northern District of Georgia, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Georgia State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any of its Affiliates, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 10; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Georgia.

20.     Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive and supersedes all other agreements and understandings.

21.     Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22.     Withholding. The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

23.     Definitions.

“Accrued Benefits” means (i) (A) any vested compensation deferred by the Executive prior to the Date of Termination and not paid by the Company; (B) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; and (C) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (ii) if the Executive’s employment is terminated during the Employment Period (A) other than by the Company for Cause and other than by the Executive without Good Reason and (B) prior to the Company’s payment to him of his annual incentive bonus, if any, under the Annual Plan for the fiscal year immediately preceding the fiscal year that contains the Date of Termination, the amount of such annual incentive bonus.

“Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity, provided that TPG shall not be deemed to be an Affiliate of Parent, the Company or any of their subsidiaries for purposes of this Agreement.

“Board” shall mean the board of directors of Parent.

“Cause,” when used in connection with a termination of the Executive’s employment, shall mean the termination of the Executive’s employment with the Company and all of its Affiliates on account of (i) a failure of the Executive to substantially perform his duties (other than as a result of physical or mental illness or injury) that has continued after the Company has provided written notice of such failure and the Executive has not cured such failure within thirty (30) days of the date of such written notice, provided that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Executive to substantially perform his duties; (ii) the Executive’s willful misconduct or gross negligence; (iii) a willful or grossly negligent breach by a Executive of the Executive’s fiduciary duty or duty of loyalty to the Company or any of its Affiliates; (iv) the commission by the Executive of any felony or other serious crime involving moral turpitude; (v) a material breach of the Executive’s obligations under any agreement entered into between the Executive and the Company or any of its Affiliates, which, if such breach is reasonably susceptible to cure, has continued after the Company has provided written notice of such breach and the Executive has not cured such failure within thirty (30) days of the date of such written notice; or (vii) a material breach of the Company’s written policies or procedures that have been communicated to the Executive and that causes material harm to the Company or its business reputation.

“Change of Control” has the meaning ascribed to it in the Management Stockholders’ Agreement, by and among Parent, the Company and certain other parties, dated as of December 12, 2011, as amended from time to time.

“Company Confidential Information” means information constituting trade secrets or proprietary information belonging to the Company or other Company confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the Company or any Affiliate of the Company, in each case, received or created by the Executive, or to which the Executive otherwise has access, in the course of his employment by the Company or in connection with his duties with, or other relationship to, the Company or any of its Affiliates.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(b)(i), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30)-day period; or (iii) if the Executive’s employment is terminated for any reason other than the Executive’s death or Disability, the date specified in the Notice of Termination, which in the case of a termination of employment by the Executive may not be less than 90 days following the date the notice is provided.

“Extended Term” shall have the meaning set forth in Section 2.

“Good Reason” shall mean, without the Executive’s consent: (i) a material diminution in the Executive’s duties and responsibilities as of the Effective Date; (ii) a decrease in a Executive’s base salary or bonus opportunity as of the Effective Date, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees of the Company or its Affiliates; (iii) a relocation of a Executive’s primary work location more than fifty (50) miles from the Executive’s work location on the Effective Date; or (iv) the appointment of a successor Chief Executive Officer of the Company by resolution of the Board; provided that, within thirty (30) days following the occurrence of any of the events set forth herein, the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that relate either to the Services or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Non-Compete Period” means the period commencing on the Effective Date and ending eighteen (18) months after the earlier of the expiration of the Employment Period or the Executive’s Date of Termination.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Services” means all services planned, researched, developed, tested, sold, licensed, leased, or otherwise distributed or put into use by the Company or any of its Affiliates, together with all products provided or otherwise planned by the Company or any of its Affiliates, during the Executive’s employment.

“TPG” means TPG Capital, L.P. and its Affiliates other than Parent, the Company and their subsidiaries.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

IMMUCOR, INC.

By:	/s/ Jeffrey Rhodes
Name:	Jeffrey Rhodes
Title:	Authorized Person

IVD Holdings Inc.

By:	/s/ Jeffrey Rhodes
Name:	Jeffrey Rhodes
Title:	Authorized Person

EXECUTIVE

By:	/s/ Jeffrey R. Binder
Name:	Jeffrey R. Binder

Exhibit A

Form of Release

We advise you to consult an attorney before you sign this release (the “Release”). You have until the date which is seven (7) days after the Release is signed and returned to Immucor, Inc. (“Immucor”) to change your mind and revoke the Release. The Release shall not become effective or enforceable until after that date. Each capitalized term used by not defined in the Release shall have the meaning ascribed to it in the Agreement (as defined below).

In consideration for the payments and benefits (if any) provided under Section 9(d) or 9(e) of your Employment Agreement with Immucor and IVD Holdings Inc. dated as of June 9, 2015 (the “Agreement”) in connection with the termination of your employment that are conditioned on your executing this Release and the Release becoming fully effective within fifty-two (52) days of the date of termination of your employment (such payments and benefits collectively, the “Separation Payments”), by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge Immucor, Parent, and their past and present subsidiaries, divisions and subdivisions (collectively, the “Company”) and the Company’s past, present and future parent corporations, affiliates, related companies, agents, directors, officers, employees, representatives, assigns, stockholders, attorneys, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed herein, and their successors (hereinafter “those associated with the Company”), both individually and in their official capacities, with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you have had in the past, may now have or might have in the future, through the date of your signing of this Release, against the Company or those associated with the Company of whatever kind, including but not limited to, those arising out of your employment with the Company or the termination of that employment. You agree that the Release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act of 1993 and any local, state or federal law, regulation or order, including without limitation those pertaining to wages and hours or wage payment, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith, or dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that the Release includes claims based on wrongful termination of employment, breach of employment contract (express or implied), tort related to your employment, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys’ fees, expenses or costs of litigation.

This Release covers all claims set forth above based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown claims and by your signature below indicate your understanding of the significance of doing so. Except to challenge the Release or to enforce claims not covered by the Release, you agree that you will, after the date of this Release, never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company with respect to rights waived and released by this Release.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of: (i) any rights you have to the Accrued Benefits or the Separation Payments; (ii) any rights you may have to indemnification or other related protections under any agreement, insurance policy, law, Company organizational document (e.g., articles or certificate of incorporation or by-laws) or policy, or otherwise; (iii) any rights or claims that arise after you sign this Release, including, without limitation, under the Agreement; (iv) any rights or claims to vested equity incentive awards; (v) any rights to continuation of health insurance benefits on the terms and to the extent required by COBRA or any other similar law or (vi) your right to challenge the Release or pursue any of the foregoing rights described in this paragraph.

You and the Company also agree that this Release will not affect the rights and responsibilities of the United States Equal Employment Opportunity Commission (“EEOC”) and/or state or local fair employment practices agencies to enforce the anti-discrimination laws of the United States or the states in which you provided services to the Company, and that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or any state or local fair employment practices agency.  However, you represent and warrant that you knowingly and voluntarily waive all rights and claims arising prior to your execution of this Release, as well as rights to any payment, benefit, attorneys’ fees or other remedial relief as a consequence of any charge filed with or by the EEOC or analogous state or local agency relating to any rights or claims arising prior to your execution of this Release and/or any litigation pursued by the EEOC or analogous state or local agency concerning any facts alleged in any such charge.  Nothing in this Agreement prevents you from complying with a lawful subpoena or court order.

By signing the Release, you further agree as follows:

i.       You have read the Release carefully and fully understand its terms;

ii.      You have had at least [twenty-one (21)][forty-five (45)]1 days to consider the terms of the Release;

iii.     You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7)-day period, this Release is final and binding and may not be revoked;

iv.     You have been advised to seek legal counsel and have had an opportunity to do so;

1 Note to Draft: Consideration period to be determined based on whether termination is an individual termination or a group termination.

v.       You would not otherwise be entitled to the benefits provided under your Agreement had you not agreed to execute the Release;

vi.      In signing this Release, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release; and

vii.     Your agreement to the terms set forth above is voluntary.

Jeffrey R. Binder Signature: Dated: